Treaty Reference Number: 03-01-00

AUTOMATIC YEARLY RENEWABLE TERM AGREEMENT

Between

SUN LIFE ASSURANCE COMPANY OF CANADA

Wellesley Hills, Massachusetts

(hereinafter called the CEDING COMPANY)

and

SECURITY LIFE OF DENVER INSURANCE COMPANY

Denver, Colorado

(hereinafter called the REINSURER)

This Agreement is Effective May 1, 2001.

TABLE OF CONTENTS

ARTICLE I: AUTOMATIC COVERAGE *

ARTICLE II: FACULTATIVE PROVISIONS *

ARTICLE III: YEARLY RENEWABLE TERM PREMIUMS *

ARTICLE IV: SELF ADMINISTRATION *

ARTICLE V: DAC TAX REGULATIONS *

ARTICLE VI: ERRORS AND OMISSIONS *

ARTICLE VII: EXPENSE OF ORIGINAL POLICY *

ARTICLE VIII: CHANGES IN RETENTION AND RECAPTURE PRIVILEGES *

ARTICLE IX: TERMINATIONS & REDUCTIONS *

ARTICLE X: REINSTATEMENT, EXCHANGES, CONVERSIONS *

ARTICLE XI: LIABILITY *

ARTICLE XII: CLAIMS *

ARTICLE XIII: ARBITRATION *

ARTICLE XIV: INSOLVENCY *

ARTICLE XV: RIGHT TO INSPECT *

ARTICLE XVI: DURATION OF AGREEMENT *

ARTICLE XVII: CUSTOMER/CLAIMANT INFORMATION *

ARTICLE XVIII: SEVERABILITY, SURVIVAL AND NON-WAIVER *

ARTICLE XIX: GOOD FAITH AND FINANCIAL SOLVENCY *

ARTICLE XX: MEDICAL INFORMATION BUREAU *

ARTICLE XXI: EXECUTION OF AGREEMENT *

EXHIBIT A: RETENTION SCHEDULE

EXHIBIT B: POLICY PLANS AND RIDERS REINSURED

EXHIBIT C: PREMIUMS

EXHIBIT D: LIMITS

EXHIBIT E: STATEMENT SPECIFICATIONS

EXHIBIT F: SAMPLE POLICY EXHIBIT

EXHIBIT G-1: AUTOMATIC GUARANTEED ISSUE PARAMETERS

EXHIBIT G-2: AUTOMATIC ISSUE PARAMETERS FOR FULLY UNDERWRITTEN BUSINESS

EXHIBIT H

Reinsurance required by the CEDING COMPANY will be assumed by the REINSURER as described in the terms of this Agreement.

This reinsurance Agreement constitutes the entire Agreement between the parties with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed in this Agreement.

Any change or modification to this Agreement is null and void unless made by amendment to this Agreement and signed by both parties.

ARTICLE I: AUTOMATIC COVERAGE

  The CEDING COMPANY agrees to cede and the REINSURER agrees to accept reinsurance on an automatic basis for the plans described in Exhibit B in accordance with the provisions of this Agreement.

  Reinsurance hereunder will be ceded automatically by the CEDING COMPANY on the following basis:

    Quota Share basis as shown in Exhibit D for plans listed in Exhibit B issued under the CEDING COMPANY's Guaranteed Issue Program; and

    Excess basis as shown in Exhibit D for plans listed in Exhibit B that are not Guaranteed Issue.

  The CEDING COMPANY may cede and the REINSURER will automatically accept reinsurance, if all of the following conditions are met for each life:

    For plans issued under the Guaranteed Issue Program:

      The Automatic Guaranteed Issue Parameters listed in Exhibit G-1 are met; and

      The CEDING COMPANY has retained the percentage of participation listed in Exhibit D up to the maximum limit of retention listed in Exhibit A.

    For all other plans:

      The risk has been fully underwritten by the CEDING COMPANY according to its normal underwriting guidelines attached as Exhibit G-2; and

      The CEDING COMPANY has retained its portion of the risk as described in Exhibit A.

    The amount does not exceed the automatic binding limits shown in Exhibit D.

    The amount per issue does not exceed the Issue Limit shown in Exhibit D.

    The CEDING COMPANY has not made facultative application for reinsurance of the current guaranteed issue amount on the same life to the REINSURER or any other reinsurer.

    The Plan is listed in Exhibit B.

    The risk is a resident of the United States.

    For Fully Underwritten business, the total amount of life insurance in force and applied for with all companies, of which the CEDING COMPANY is aware, must not exceed the Jumbo Limit shown in Exhibit D.

    The minimum amount of reinsurance per cession is $10,000 and reinsurance will be terminated when the amount reinsured is less than $10,000.

ARTICLE II: FACULTATIVE PROVISIONS

  The CEDING COMPANY will have the option to submit any group facultatively which it does not wish to cede automatically or which it may not cede automatically under the provisions of Article I.

  The CEDING COMPANY will send copies of all information pertinent to the insurability of the risk.

  The CEDING COMPANY will also notify the REINSURER of any additional information requested or received after the initial request for reinsurance is made. For policies which contain automatic increase provisions, the CEDING COMPANY will inform the REINSURER of the initial and ultimate risk amounts for which reinsurance is being requested.

  The REINSURER will complete a Case Data Form (Exhibit H) and return it to the CEDING COMPANY to indicate its acceptance or rejection of participation.

  On a timely basis, the REINSURER will submit a written decision. Unless otherwise provided herein, the REINSURER's offer on facultative submissions will expire after 120 days have elapsed from the date of the REINSURER's offer to participate in the risk. Acceptance of the offer and delivery of the policy according to the rules of the CEDING COMPANY must occur within 120 days of the final reinsurance offer. Unless the REINSURER explicitly states in writing that the final offer is extended, the offer will be automatically withdrawn at the end of day 120.

  The REINSURER will not be liable for proceeds paid under the CEDING COMPANY'S conditional receipt or temporary insurance agreement for risks submitted on a facultative basis.

ARTICLE III: YEARLY RENEWABLE TERM PREMIUMS

  Plans of insurance listed in Exhibit B will be reinsured on the yearly renewable term basis with the REINSURER participating only in mortality risks (not cash values, loans, dividends or other features specific to permanent policies). The mortality risk shall be the net amount at risk on that portion of the policy which is reinsured with the REINSURER.

  Premiums for Life Reinsurance and reinsurance of Supplemental Benefits will be based on the rates and allowances described in Exhibit C.

  Premiums will be increased by any flat extra premium charged the insured on the face amount initially reinsured.

  If the CEDING COMPANY's policy is issued with a table rated substandard premium, the reinsurance premiums will be increased as set forth in Exhibit C.

  There will be no premium tax reimbursement.

  The Life Reinsurance rates contained in this Agreement are guaranteed for one year, and the REINSURER anticipates continuing to accept premiums on the basis of these rates indefinitely. If the REINSURER deems it necessary to increase rates, such increased rates cannot be higher than the valuation net premiums for annually renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue.

ARTICLE IV: SELF ADMINISTRATION

  The CEDING COMPANY will administer the records for the reinsurance ceded to the REINSURER under this Agreement. The CEDING COMPANY will furnish quarterly statements to the REINSURER which contain the following information:

    A list of all premiums due for the current quarter, identifying each policy and explaining the reasons for each premium payment.

    Premium subtotals adequate for the REINSURER to use for its premium accounting including first year, renewal year, automatic totals.

    A list of new business, terminations and changes for the current quarter. For new business and changes, the CEDING COMPANY must identify this reinsurance Agreement and provide information adequate for the REINSURER to establish reserves, check retention limits and check premium calculations.

    Totals for inforce, new business, changes and each type of termination, as of the end of the quarter. "Totals" refer to the number of cessions reinsured and the net amount at risk reinsured. For bordereau business see sample Policy Exhibit in Exhibit F.

    First Year and Renewal quarterly premiums past the initial inforce quarter will be reported and paid within the first month of each calendar quarter.

In addition, the CEDING COMPANY must provide the REINSURER with an inforce listing of reinsured business at least once a year. This inforce listing must contain information adequate for the REINSURER to audit its inforce records. (See Exhibit E.)

  If the CEDING COMPANY chooses to report its reinsurance transactions via electronic media, the CEDING COMPANY shall consult with the REINSURER to determine the appropriate reporting format. Should the CEDING COMPANY subsequently desire to make changes in the data format or the code structure, the CEDING COMPANY shall communicate such changes to the REINSURER prior to the use of such changes in reports to the REINSURER.

  The quarterly statements shall be furnished to the REINSURER within thirty days following the close of each quarter and will be accompanied by payment of any net amount due the REINSURER. All premiums not paid within thirty (30) days of the due date, defined for first year and renewal premiums past the initial inforce quarter as the end of the first month of each calendar quarter and for all other premiums as the end of the month in which the inforce begins or terminates, will be in default.

  Premiums are payable quarterly in arrears.

  ARTICLE IV: SELF ADMINISTRATION (Continued)

  The REINSURER reserves the right to charge interest at an annual rate of 8%, calculated from the due date, when:

    Renewal premiums are not paid within sixty (60) days of the due date.

    Premiums for new business are not paid within one hundred eighty (180) days of the date the policy is issued.

  If reinsurance premiums are sixty (60) days past due for renewal premiums or (180) days past due for premiums for new business, the premiums will be considered in default and the REINSURER will have the right to terminate this Agreement when premiums are in default by giving thirty (30) days written notice of termination to the CEDING COMPANY. As of the close of the last day of this thirty (30) day notice period, the REINSURER's liability for all risks reinsured under this Agreement will terminate. The first day of the thirty (30) day notice of termination, resulting from default as described in Section C of this Article, will be the day the notice is received in the mail by the CEDING COMPANY or if the mail is not used, the day it is delivered to the CEDING COMPANY. If all premiums in default are received within the thirty (30) day time period, this Agreement will remain in effect. The CEDING COMPANY agrees that it will not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

  If the CEDING COMPANY overpays a reinsurance premium and the REINSURER accepts the overpayment, the REINSURER's acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, the REINSURER will be liable to the CEDING COMPANY for a credit in the amount of the overpayment, without interest.

  If the CEDING COMPANY fails to make a full premium payment for a policy or policies reinsured hereunder, due to an error or omission as defined below in Article VI, the amount of reinsurance coverage provided by the REINSURER shall not be reduced. However, once the underpayment is discovered, the CEDING COMPANY will be required to pay to the REINSURER the difference between the full premium amount and the amount actually paid, without interest. If payment of the full premium is not made within 60 days after the discovery of the underpayment, the underpayment shall be treated as a failure to pay premiums and subject to the conditions of paragraph IV, F above.

  If misrepresentation or misstatement on an application or a death of an insured by suicide results in the CEDING COMPANY returning the policy premiums to the policy owner rather than paying the policy benefits, the REINSURER will refund all of the reinsurance premiums it received on that policy to the CEDING COMPANY, without interest.

This refund given by the REINSURER will be in lieu of all other reinsurance benefits payable on that policy under this Agreement. If there is an adjustment to the policy benefits due to a misrepresentation or misstatement of age or sex, a corresponding adjustment will be made to the reinsurance benefits.

ARTICLE IV: SELF ADMINISTRATION (Continued)

  Upon death, surrenders and other terminations, reinsurance premiums will be corrected if the Net Amount at Risk has changed from the prior anniversary. The premium correction will equal the Net Amount at Risk at death, surrender, or other termination less the Net Amount at Risk as of the last anniversary date multiplied by the per $1,000 reinsurance premium rate, prorated for the year.

Unearned premiums will be returned on deaths, surrenders and other terminations. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

ARTICLE V: DAC TAX REGULATIONS

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended.

  The term "party" will refer to either the CEDING COMPANY or the REINSURER as appropriate.

  The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992. The term "net consideration" will refer to net consideration as defined in Treasury Regulation Section 1.848-2(f) as appropriate.

  The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of IRS Section 848(c)(1).

  The CEDING COMPANY and the REINSURER agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The CEDING COMPANY and the REINSURER also agree to exchange information which may be otherwise required by the IRS.

  The CEDING COMPANY will submit a schedule to the REINSURER by June 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

  The REINSURER may contest such calculation by providing an alternative calculation to the CEDING COMPANY in writing within 30 days of the REINSURER's receipt of the CEDING COMPANY'S calculation. If the REINSURER does not so notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER's tax return for the previous calendar year.

  If the REINSURER contests the CEDING COMPANY'S calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternative calculation. If the CEDING COMPANY and the REINSURER reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

ARTICLE VI: ERRORS AND OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be an unintentional administrative error or the result of a misunderstanding or administrative oversight on the part of either the CEDING COMPANY or the REINSURER, both the CEDING COMPANY and the REINSURER shall be restored to the position they would have occupied had no such error or oversight occurred, subject always to the correction of the error or oversight. Should it not be possible to restore both parties to such position, the CEDING COMPANY and the REINSURER shall negotiate in good faith to equitably apportion any resulting liabilities and expenses.

ARTICLE VII: EXPENSE OF ORIGINAL POLICY

The CEDING COMPANY will bear the expense of all medical examinations, inspection fees and all other charges incurred in connection with the original policy.

ARTICLE VIII: CHANGES IN RETENTION AND RECAPTURE PRIVILEGES

  If, at any time, the CEDING COMPANY changes its existing dollar retention limits, as shown in Exhibit A, written notice of the change will promptly be given to the REINSURER. The CEDING COMPANY may, at its option, apply the new dollar retention limits to policies issued after the effective date of the increase.

  The CEDING COMPANY may apply the new limits of retention to existing reinsurance and reduce and recapture reinsurance in force in accordance with the following rules:

    The CEDING COMPANY will notify the REINSURER of its intent to recapture at least ninety (90) days prior to any recaptures.

    No recapture will be made unless reinsurance has been in force ten (10) years and only applies to amounts where 100% of the excess risk was ceded to the REINSURER or unless the premiums in Exhibit C are increased.

    Recapture will become effective on the policy anniversary date following notification of the company's intent to recapture.

    No recapture will be made unless the CEDING COMPANY retained its maximum limit of retention for the plan, age and mortality rating at the time the policy was issued. No recapture will be allowed in any class of fully reinsured business or in any classes of risks for which the CEDING COMPANY established special retention limits less than the maximum specified in Exhibit A.

    If any reinsurance is recaptured all reinsurance eligible for recapture under the provisions of this Article must be recaptured.

    If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance.

C. The CEDING COMPANY may recapture reinsurance and unearned reinsurance premiums under this Agreement if rehabilitation, reorganization, insolvency or liquidation proceedings or other proceedings for the relief of creditors or the protection of policy holders are consented to or instituted by or against the REINSURER, or the REINSURER applies for or consents to the appointment of a liquidator, conservator, receiver or trustee, or is declared insolvent or admits its inability to pay its debts generally as they mature.

ARTICLE VIII: CHANGES IN RETENTION AND RECAPTURE PRIVILEGES (Continued)

  The CEDING COMPANY will also have the option to recapture reinsurance and reserves under this Agreement if either (a) the REINSURER's Authorized Control Level (ACL) risk-based capital ratio, as defined for Annual Statement years 1999 and following by NAIC at its December 1992 meeting, falls below two hundred percent (200%) at the end of any quarterly accounting period or (b) the REINSURER shall be required by their State Insurance Department to file a plan of action responding to the negative trend in such ratio, in accordance with applicable insurance regulations ("Negative Trend Plan"). The REINSURER agrees to report its ACL risk-based capital ratio to the CEDING COMPANY annually so long as such ratio equals or exceeds two hundred percent (200%), and quarterly if and as long as such ratio should be less than two hundred percent (200%). The REINSURER agrees to notify the CEDING COMPANY upon request in the event that the REINSURER's ACL risk-based capital ratio should fall below two hundred percent (200%) or it should be required to file a Negative Trend Plan as aforesaid.

  Specific terms of any recapture will be subject to negotiation at the time of recapture. The CEDING COMPANY will notify the REINSURER of its intended plan for recapture at least 90 days in advance. Any such plan must comply with any and all regulatory requirements and will include a refund of unearned premiums and unpaid claims, but the REINSURER will not pay the CEDING COMPANY any amount representing the reserve held on the business.

ARTICLE IX: TERMINATIONS & REDUCTIONS

Terminations or reductions will take place in accordance with the following rules, in order of priority:

  The CEDING COMPANY must keep its initial or recaptured retention on the policy.

  Termination or reduction of a wholly reinsured policy will not affect other reinsurance in force.

  A termination or reduction on a wholly retained case will cause an equal reduction in existing automatic reinsurance with the oldest policy being reduced first.

  A termination or reduction will be made first to reinsurance of partially reinsured policies with the oldest policy being reduced first.

  If the policies are reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

  Reductions and terminations are permitted only when the underlying policyholder directs such a reduction or termination of the CEDING COMPANY policy that is in force at the time that the reduction or termination takes place.

ARTICLE X: REINSTATEMENT, EXCHANGES, CONVERSIONS

A. REINSTATEMENT

Any policy originally reinsured in accordance with the terms and conditions of this Agreement by the CEDING COMPANY may be automatically reinstated with the REINSURER as long as the policy is reinstated in accordance with the terms and rules of the CEDING COMPANY. The CEDING COMPANY will pay the REINSURER its share of amounts collected or charged for the reinstatement of such policies. If the CEDING COMPANY has been requested to reinstate a policy that was originally ceded to the REINSURER as facultative reinsurance, and the CEDING COMPANY requires underwriting approval prior to reinstatement, then the CEDING COMPANY will resubmit the case to the REINSURER for underwriting approval before the reinsurance can be reinstated.

B. EXCHANGES

Exchanges will not be reinsured under this Agreement unless an entire group will exchange.

Exchanges will be reinsured under this Agreement only if the original policy was reinsured with the REINSURER; the amount of reinsurance under this Agreement will not exceed the amount of the reinsurance on the original policy with the REINSURER immediately prior to the exchange. Premiums will be determined as follows:

    If any business covered under this Agreement is subsequently exchanged to any other plan reinsured by the REINSURER, then such business shall be reinsured at the rates as shown in the Agreement covering the new plan. Rates and allowances or pay percentages applicable to the new plan will be determined at point in scale based on the original policy that is being exchanged. If the Agreement including the new rates requires policy fees, then they shall also apply to the new plan.

    If any business covered under this Agreement is subsequently exchanged to a plan that is not reinsured with the REINSURER under a specific document, then such business shall be reinsured with the REINSURER using the conversion rates shown in Exhibit C or the rates mutually agreed upon. Rates will be determined at point in scale based on the original policy that is being exchanged.

ARTICLE X: REINSTATEMENT, EXCHANGES, CONVERSIONS (Continued)

C. CONVERSIONS

Conversions will not be reinsured under this Agreement unless an entire group will convert.

Conversions will be reinsured under this Agreement only if the original policy was reinsured with the REINSURER; the amount of reinsurance under this Agreement will not exceed the amount of the reinsurance on the original policy with the REINSURER immediately prior to the conversion. Premiums will be determined as follows:

    If any business covered under this Agreement is subsequently converted to any other plan reinsured by the REINSURER, then such business shall be reinsured at the rates as shown in the Agreement covering the new plan. Rates and allowances or pay percentages applicable to the new plan will be determined at point in scale based on the original policy that is being converted. If the Agreement including the new rates requires policy fees, then they shall also apply to the new plan.

    If any business covered under this Agreement is subsequently converted to a plan that is not reinsured with the REINSURER under a specific document, then such business shall be reinsured with the REINSURER using the conversion rates shown in Exhbit C or the rates mutually agreed upon. Rates will be determined at point in scale based on the original policy that is being converted.

NOTE: An original date policy Reissue will not be treated as a continuation of the original policy. It will be treated as a new policy and the original policy will be treated as Not Taken. All premiums previously paid to the REINSURER for the original policy will be refunded to the CEDING COMPANY. All premiums will be due on the new policy from the original issue date of the old policy.

NOTE: Re-entry, e.g., wholesale replacement and similar programs are not covered under this Article. If Re-entry is applicable to this treaty, then it will be covered under the Premiums and Allowances Exhibit.

ARTICLE XI: LIABILITY

  This is an Agreement solely between the REINSURER and the CEDING COMPANY. In no instance will anyone other than the REINSURER or the CEDING COMPANY have any rights under this agreement, and the CEDING COMPANY will be and remain solely liable to any insured, policyowner, or beneficiary under any policy reinsured hereunder. The CEDING COMPANY agrees that it will not make the REINSURER a party to any third party litigation arising out of a policy covered by the Agreement between any third party and the CEDING COMPANY.

  The liability for all automatic reinsurance accepted by the REINSURER under this Agreement will commence simultaneously with that of the CEDING COMPANY.

  The REINSURER will not be liable for proceeds paid under the CEDING COMPANY's binding obligation to insure unless the following conditions are met:

Automatic: All conditions for automatic coverage under Article I of this Agreement are met.

Facultative: For facultative guaranteed issues, the REINSURER shall not be liable for benefits paid by the CEDING COMPANY under the insurance binder agreement, unless the CEDING COMPANY submits the case to the REINSURER, the REINSURER provides a facultative offer and the CEDING COMPANY accepts the facultative offer.

Facultative: For facultative fully underwritten medical issues, the REINSURER shall not be liable for benefits paid by the CEDING COMPANY under an insurance binder agreement.

The REINSURER's liability under the CEDING COMPANY's insurance binder agreements is limited to the lesser of i) or ii) below:

    The Automatic Binding Limits with REINSURER as shown in Exhibit D.

    The amount for which the CEDING COMPANY is liable, less the smaller of its percentage of participation listed in Exhibit D or its maximum dollar retention limit listed in Exhibit A, less any amount of reinsurance with other reinsurers.

ARTICLE XI: LIABILITY (Continued)

  Liability for all reinsurance submitted facultatively to the REINSURER will commence when all of the following conditions have been met once the CEDING COMPANY and the REINSURER have reached agreement on issuing and reinsuring a specific group:

    The REINSURER's offer has been accepted and the CEDING COMPANY has properly documented its records to reflect this acceptance, and

    The REINSURER's Case Data (Exhibit H) Form is completed and returned to the CEDING COMPANY, and

    No more than one-hundred twenty (120) days have elapsed from the date of the REINSURER's final offer unless the REINSURER explicitly states in writing that the final offer is extended for some further period of time, and

    For fully underwritten medical issues, the offer to reinsure must be accepted during the insured's lifetime.

  The liability of the REINSURER for all reinsurance under this Agreement will cease simultaneously with the liability of the CEDING COMPANY and will not exceed the CEDING COMPANY's contractual liability under the terms of its policies.

  In no event shall reinsurance under this Agreement be in force unless the insurance issued directly by the CEDING COMPANY is in force. Any policy acquired through merger with another company or purchase of another company's policies are not included under the terms of this Agreement.

  CEDING COMPANY and REINSURER shall not disclose the other's name to any insured, prospective insured, policyowner, beneficiary, agent, assignee or other reinsurer unless the other party gives prior written approval for the use of its own name.

ARTICLE XII: CLAIMS

  Prompt notice of a claim must be given to the REINSURER. In every case of loss, copies of the proofs obtained by the CEDING COMPANY will be taken by the REINSURER as sufficient. Copies thereof, together with proof of the amount paid on such claim by the CEDING COMPANY will be furnished to the REINSURER when requesting its share of the claim. However, if the amount reinsured with the REINSURER is more than the amount retained by the CEDING COMPANY and the claim is contestable, all papers in connection with such claim, including all underwriting and investigation papers, must be submitted to the REINSURER for its opportunity to consult or comment on the claim before admission of any liability on the part of the CEDING COMPANY. The REINSURER agrees that the final decision respecting claims payment is at the sole discretion of the CEDING COMPANY and that the CEDING COMPANY's contractual liability for claims is binding on the REINSURER.

  Death claims are payable only as a result of the actual death of an insured, to the extent reinsured under this Agreement and for which there is contractual liability for the death claim under the CEDING COMPANY's in force policy. No acceleration nor estimation of death claims on living individuals is permitted, will not be due, owing or payable, nor form the basis of any claim against the REINSURER whatsoever.

  The CEDING COMPANY will notify the REINSURER of its intention to contest, compromise, or litigate a claim. Unless it declines to be a party to the contest, compromise, or litigation with regard to the claim, the REINSURER will pay its share based on its percentage of participation of (1) any settlement up to the maximum that would have been payable under the specific policy had there been no controversy, and (2) its share of reasonable specific expenses.

  If the REINSURER declines to be a party to a controversy, it will pay its full share of the claim liability, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY it declines to be a party to the controversy.

  ARTICLE XII: CLAIMS (Continued)

  In no event will the following categories of expenses or liabilities be reimbursed:

    Routine investigative or administrative expenses.

    Salaries of employees or other internal expenses of the CEDING COMPANY.

    Expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

    Extracontractual damages or liabilities and related expenses and fees assessed in part or in whole against the CEDING COMPANY, including, for example, those resulting from negligence, reckless or intentional conduct, fraud, oppression, or bad faith committed by the CEDING COMPANY in connection with the mortality risk insurance reinsured under this Agreement.

The excluded extracontractual damages shall include, by way of example and not limitation:

      Actual and consequential damages;

      Damages for emotional distress or oppression;
      Punitive exemplary or compensatory damages;
      Statutory damages, fines, or penalties;
      Amounts in excess of the risk reinsured hereunder that the CEDING COMPANY pays to settle a dispute or claim;
      Third-party attorney fees, costs and expenses.

However, for claim denials and rescissions, the REINSURER will reimburse the CEDING COMPANY for the CEDING COMPANY's extracontractual damages that result from the REINSURER's actions that directly and proximately cause such extracontractual damages. Any such reimbursement will be in proportion to the REINSURER's direct and proximate participation in the actions that lead to the extracontractual damages.

ARTICLE XIII: ARBITRATION

  It is the intention of the REINSURER and the CEDING COMPANY that the customs and practices of the life insurance and life reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If the REINSURER or the CEDING COMPANY cannot mutually resolve a dispute which arises out of or relates to this Agreement, however, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the life insurance and life reinsurance industry rather than solely on a strict interpretation of the applicable law; the decision shall be final and binding upon the parties and there will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

  To initiate arbitration, either the CEDING COMPANY or the REINSURER will notify the other party by Certified Mail of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

  There will be three arbitrators who will be current or former officers of life insurance companies other than the contracting companies. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty days of their appointment, each of the arbitrators will nominate three individuals. Each arbitrator will then decline two of the nominations presented by the other arbitrator. The third arbitrator will then be chosen from the remaining two nominations by drawing lots.

  It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article. Therefore, at no time will either the CEDING COMPANY or the REINSURER contact or otherwise communicate with any person who is to be or has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications provided by both the CEDING COMPANY and the REINSURER to inform the arbitrators of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrators concerning the dispute will be coordinated with the other party and will be provided simultaneously to the other party or will take place in the presence of the other party. Further, at no time will any arbitrator be informed that the arbitrator has been named or chosen by one party or the other.

  ARTICLE XIII: ARBITRATION (Continued)

  The arbitration hearing will be held on the date fixed by the arbitrators. In no event will this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish prearbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration will have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing.

  Each party will pay for its own costs and expenses of arbitration unless the parties and/or the arbitrators decide otherwise.

ARTICLE XIV: INSOLVENCY

  In the event of the insolvency of the CEDING COMPANY, any reinsurance death benefits due will be payable directly to the liquidator, receiver or statutory successor of the CEDING COMPANY without diminution because of the insolvency of the CEDING COMPANY. All other terms of this Agreement will remain in effect, including but not limited to the CEDING COMPANY's obligation to pay reinsurance premiums pursuant to this Agreement.

  In the event of insolvency of the CEDING COMPANY, the liquidator, receiver or statutory successor will immediately give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any policies reinsured. While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its liquidator, receiver or statutory successor. The expense incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the CEDING COMPANY.

  Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or the CEDING COMPANY with respect to this Agreement or with respect to any other claim of one party against the other are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid.

ARTICLE XV: RIGHT TO INSPECT

The REINSURER may at all reasonable times inspect the CEDING COMPANY'S original papers, records, books, files, etc., relating to the business under this Agreement.

ARTICLE XVI: DURATION OF AGREEMENT

  This Agreement may be terminated as to new reinsurance at any time by either party giving ninety (90) days written notice of termination. The day the notice is mailed to the other party's Home Office, or, if the mail is not used, the day it is delivered to the other party's Home Office or to an Officer of the other party will be the first day of the ninety (90) day period.

  During the ninety (90) day period, this Agreement will continue to operate in accordance with its terms.

  The REINSURER and the CEDING COMPANY will remain liable after termination, in accordance with the terms and conditions of this Agreement, with respect to all reinsurance effective prior to termination of this Agreement.

  In addition, this Agreement may be terminated immediately by written notice for the acceptance of new reinsurance by either party if the other party materially breaches this Agreement, or becomes insolvent.

ARTICLE XVII: CUSTOMER/CLAIMANT INFORMATION

Except for the purposes of carrying out this Agreement and as required by law, the REINSURER shall not disclose or use any non-public personally identifiable customer or claimant information ("Customer/Claimant Information") provided by the CEDING COMPANY to the REINSURER, as such Customer/Claimant Information is defined by the Gramm-Leach-Bliley Act and related regulations. Such Customer/Claimant Information shall be shared only with those entities with which the REINSURER may, from time to time, contract in accordance with the fulfillment of the terms of this Agreement, including but not limited to the REINSURER's retrocessionaires and the REINSURER's affiliates.

ARTICLE XVIII: SEVERABILITY, SURVIVAL AND NON-WAIVER

  In the event that any provision or term of this Agreement shall be held to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if any provision or term is held invalid, illegal or unenforceable, the parties will attempt in good faith to renegotiate the Agreement to carry out the original intent of the parties.

  All provisions of this Agreement, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties rights or obligations hereunder existing at the time of termination, shall survive its termination, including without limitation, the provisions set forth in Article XIII, Arbitration.

  No waiver by either party of any violation or default by the other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof. The failure of either party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

ARTICLE XIX: GOOD FAITH AND FINANCIAL SOLVENCY

This Agreement is entered into in reliance on the utmost good faith of the parties including, for example, their representations and disclosures. It requires the continuing utmost good faith of the parties, their representatives, successors, and assigns. This includes a duty of full and fair disclosure of all information respecting the formation and continuation of this Agreement, the business reinsured, the underwriting and policy issues (rules, practices, and staff), the financial condition of the parties, studies and reports on the business reinsured, and the solvency of the parties.

Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired. The REINSURER has entered into this Agreement in reliance upon the CEDING COMPANY's representations and warranties. The CEDING COMPANY affirms that it has disclosed and will continue to disclose to the REINSURER all matters material to this Agreement and each reinsurance cession. Examples of such matters are a change in underwriting or issue practices or philosophy, a change in underwriting management personnel, or a change in the CEDING COMPANY's ownership or control.

ARTICLE XX: MEDICAL INFORMATION BUREAU

The REINSURER is required to strictly adhere to the Medical Information Bureau Rules and the CEDING COMPANY agrees to abide by these Rules, as amended from time to time. For fully underwritten business, the CEDING COMPANY will not submit a preliminary notice, application for reinsurance, or reinsurance cession to the REINSURER unless the CEDING COMPANY has an authentic, signed preliminary or regular application for insurance in its home office and the current required Medical Information Bureau authorization, which contains the required disclosures.

ARTICLE XXI: EXECUTION OF AGREEMENT

IN WITNESS OF THE ABOVE,

SUN LIFE ASSURANCE COMPANY OF CANADA

Wellesley Hills, Massachusetts,

and

SECURITY LIFE OF DENVER INSURANCE COMPANY

of

Denver, Colorado,

have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of May 1, 2001.

SUN LIFE ASSURANCE COMPANY OF CANADA
By:	By:
Title: AVP, Corporate Markets	Title: VP, Individual Insurance
Date:	Date:

SECURITY LIFE OF DENVER INSURANCE COMPANY
By:	By:
Title:	Title:
Date:	Date:

EXHIBIT A: RETENTION SCHEDULE

EXHIBIT B: POLICY PLANS AND RIDERS REINSURED

EXHIBIT C: PREMIUMS

EXHIBIT D: LIMITS

EXHIBIT E: STATEMENT SPECIFICATIONS

EXHIBIT F: SAMPLE POLICY EXHIBIT

EXHIBIT G-1: AUTOMATIC GUARANTEED ISSUE PARAMETERS

(COLI UNDERWRITING GUIDELINES)

EXHIBIT G-2: AUTOMATIC ISSUE PARAMETERS FOR FULLY UNDERWRITTEN BUSINESS

(SUN LIFE ASSURANCE COMPANY OF CANADA UNDERWRITING GUIDELINES)

EXHIBIT H